Exhibit 10.1

AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is made effective as of September 30, 2013 by and between KANSAS PETROLEUM RESOURCES, LLC, a Kansas limited liability company (“Seller”) and CARDINAL ENERGY GROUP, INC., a Nevada corporation (“Buyer”). Seller and Buyer may collectively be referred to as the “Parties”.

BACKGROUND

A. Seller and Buyer are the parties to that certain Purchase and Sale Agreement dated August 19, 2013 whereby the Seller has agreed to sell and the Buyer has agreed to buy certain of Seller’s oil and gas rights, interests and assets in Pawnee County, Kansas, (the “Agreement”); and

B. The parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Section 2.5 is hereby deleted and replaced with the following:

Effective Date of Sale. The effective date of the sale of the Assets described herein shall be October 31, 2013, as of 7:00 a.m., Central Time Zone (the “Effective Date”).

2.	Section 7.1 is hereby deleted and replaced with the following:

Due Diligence Review By Buyer. Buyer shall have reasonable access to Seller’s records pertaining to the Assets and the accounting books and records of the operation of the Assets for at least the two fiscal years prior to the Closing Date and continue to provide Buyer and its agents access to Seller’s records as provided for in Section 8.1 and may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether Defects (as below defined) exist and complete an audit of the financial operations of Seller’s operations as required by Buyer’s lenders and in order to prepare financial statements in accordance with Securities and Exchange Commission rules and regulations. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which it believes in good faith would constitute a Defect, Buyer shall promptly, but no later than October 31, 2013 (“Notice Deadline”), notify Seller in writing (a “Notice”) of any Defects.

3.	Section 9.2 is hereby amended by adding the following at the end of that section:

Notwithstanding anything to the contrary provided for in the Agreement, the Closing Date shall be October 31, 2013.

4.	This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Kansas Petroleum Resources, LLC		Cardinal Energy Group, Inc.

By:	/s/ Rod Anderson	By:	/s/ Timothy W. Crawford
Print Name: Rod Anderson		Print Name: Timothy W. Crawford
Its: Managing Member		Its: CEO
Date: 9-30-2013		Date: 9-30-2013